For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Third Quarter 2020 Results

and COVID-19 Business Update

Liquidity Management Remains Top Priority

Earnings Call Webcast to Discuss Financial Results and COVID-19 Updates

Scheduled to Post to Corporate Website on Wednesday, November 11, 2020

Culver City, California - (BUSINESS WIRE) November 9, 2020: Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced results for the third quarter and nine months ended September 30, 2020.

“Our third quarter 2020 results continue to be significantly impacted by the ongoing COVID-19 pandemic, which has proven to be the most challenging time in our corporate history. Nonetheless, our dual and diversified business strategy - both cinemas and real estate in three resilient economies - has served us well through the pandemic. During the quarter, we continued to take action to reduce our costs, strengthen our financial position, and ensure our guests return to our reopened movie theaters with confidence in our health and safety protocols,” said Ellen M. Cotter, Chair and CEO of Reading International, Inc.

“With 68% of our global cinema screens reopened, the lack of new and compelling film product due to widespread changes by the major studios to the 2020 motion picture release schedule and ongoing social distancing measures, continue to negatively impact the movie theater industry. However, we are encouraged by early trends in Australia, New Zealand, and certain Asian countries, and we are confident that the cinema industry will recover once the major film companies resume releasing strong movies.”

“We are pleased to have 82 tenants across Australia and New Zealand that are open and operating and we collected approximately 87% of our billed recurring rents, including base rent and cost reimbursements in the third quarter.  In addition, we continued to make progress on our real estate projects, including progressing needed land use consents for our industrial land in Manukau, leasing activity at Cannon Park and Newmarket Village, reviewing alternative plans for the redevelopment of Courtenay Central, and receiving the temporary certificate of occupancy for the core and shell at 44 Union Square in New York City.”

Key Financial Results for Third Quarter of 2020

•	Cash and cash equivalents were $27.8 million as of September 30, 2020.

•	Worldwide revenues were $10.2 million, compared to $70.4 million for the same period in 2019.

•	Operating loss was $14.3 million, compared to operating income of $7.4 million for the same period in 2019.

•	Net loss attributable to RDI common stockholders was $19.2 million, compared to net income attributable to RDI common stockholders of $0.9 million for the same period in 2019.

•	Adjusted EBITDA was a loss of $11.6 million, compared to Adjusted EBITDA of $9.1 million for the same period in 2019.

•	Basic loss per share (“LPS”) was $0.88, compared to basic earnings per share (“EPS”) of $0.04 for the same period in 2019.

Key Financial Results for First Nine Months of 2020

•	Worldwide revenues were $62.8 million, compared to $207.9 million for the same period in 2019.

•	Operating loss was $34.8 million, compared to operating income of $21.7 million for the same period in 2019.

•	Net loss attributable to RDI common stockholders was $47.8 million, compared to net income attributable to RDI common stockholders of $1.1 million for the same period in 2019.

•	Adjusted EBITDA was a loss of $30.3 million, compared to Adjusted EBITDA of $25.7 million for the same period in 2019.

•	Basic LPS was $2.20, compared to basic EPS of $0.05 for the same period in 2019.

Key Highlights from Our Cinema Business

Our global cinema revenues for the quarter decreased 89% to $7.3 million and our global cinema operating loss was $13.4 million. The decrease in revenues and operating loss was a result of COVID-19, which caused government mandated cinema closures, seat occupancy reductions as a  result of social distancing measures, and schedule changes to motion picture releases.

We began reopening our international cinemas in New Zealand and Australia late in the second quarter of 2020. As of today, we have reopened the majority of our cinema operations as follows:

•

All of our cinemas in New Zealand are open and operating, without social distancing requirements (with the exception of our cinema at Courtenay Central, which continues to be closed due to seismic concerns);

•

The majority of our cinemas in Australia are open, with social distancing restrictions in place, except for the seven of our cinemas in the State of Victoria, which are closed due to a second wave of the coronavirus.  The government in Victoria has now lifted the closure restriction and our cinemas will reopen on November 11, 2020 with social distancing restrictions in place; and,

•

Thirteen of our 24 cinemas in the U.S. are open, with social distancing restrictions in place.  We expect to announce reopening dates for our other cinemas in the U.S. as local government authorities remove operating restrictions and/or we determine that reopening specific locations is economically feasible without a slate of strong movies from the major studios.

Key Highlights from Our Real Estate Business

Our global real estate revenues for the quarter decreased 45% to $3.0 million and our global real estate operating loss was $0.8 million.  The decrease in revenues and operating loss was primarily due to (i) the closure to the public of our three Live Theatres in the U.S. as a result of COVID-19 and the concomitant loss of theatre rental revenue, and (ii) occupancy relief through abatements granted by the Company to certain third-party tenants in Australia and New Zealand whose businesses needed assistance due to COVID-19.

In Australia, 94% of our 82 third-party tenants, including tenants at Newmarket Village, Auburn Redyard, Cannon Park, Waurn Ponds, York Street, and The Belmont Common, are open and trading as of September 30, 2020.  During the third quarter, 15% of those tenants remained in existing occupancy abatement or deferral arrangements as a result of COVID-19.  During the third quarter of 2020, we continued leasing activity by completing two new leases, a lease renewal at Cannon Park and a lease renewal at Newmarket Village, which collectively represented over  22,000 SF.

In New Zealand, we continue to progress needed land use consents at our Manukau property. At our Courtenay Central Entertainment-Themed Center (“ETC”) in Wellington, although most of the center is closed due to seismic concerns, two of our principal third-party tenants have now resumed trading. We are continuing to review alternatives and plans for the redevelopment of Courtenay Central.

In the U.S., during the third quarter, we received the temporary certificate of occupancy for the core and shell of our 44 Union Square redevelopment project in New York City, which will allow potential tenants to begin fitting out lease space.  As of October 2020, in addition to featuring the central location of this brandable building, our leasing team has re-positioned the marketing to target potential tenants who will be taking into account new priorities as a result of COVID-19.

In regard to our Culver City property, also located in the U.S., in October 2020, we began receiving rental revenue and are now in the tenant improvement phase. We also continue to receive a portion of our rental revenue related to our live theatre business from certain live theatre tenants.

Our Balance Sheet, Cash, and Liquidity

During pre-pandemic periods, we looked to cash flow from our cinemas to build long-term real estate assets.  Excess cash was used to pay down debt. We did not pursue cinema deals that required absorbent cash multiples and remained focused on internal growth. Now, we are looking to the imbedded value in our real estate assets to provide needed liquidity while our cinema operations are restricted by COVID-19.  As of September 30, 2020, we had total debt of $274.1 million against total book value assets of $673.4 million. Our assets include cash and cash equivalents of $27.8 million.  Our geographic diversification has proven beneficial, as our cinemas in New Zealand and Australia are, generally speaking, recovering more quickly than our U.S. cinemas.

We have obtained certain modifications needed to address the impact of COVID-19 to our loan agreements with our principal lenders - Bank of America, National Australia Bank (“NAB”), and Westpac. These loan modifications include changes to certain covenant compliance terms and waivers to certain covenant testing periods. We are currently in compliance with all of our covenants under these loans.  We believe our relationships with our lenders to be good.

During the first quarter of 2020, we drew down all available borrowing capacity under our credit facilities with the Bank of America, NAB, and Westpac to support our liquidity in light of the COVID-19. During the third quarter of 2020, we paid down $5.8 million on our Bank of America revolving credit facility. As of September 30, 2020, our total outstanding borrowings were $274.1 million and our cash and cash equivalents were $27.8 million, which included approximately $8.8 million in the U.S., $6.2 million in Australia, and $12.8 million in New Zealand.  We are currently (i) seeking takeout financing for our 73,113 SF rentable square foot property at 44 Union Square in Manhattan, which is in the lease-up phase following completion of construction (except for minor punch list items) and (ii) reviewing our property holdings to identify non-strategic assets that could be used to improve our liquidity.

As a result of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act), during the first quarter of 2020, the Company realized a tax benefit equal to $3.6 million.  In addition, the carryback of the 2019 net operating loss and the refund claim for 100% of the remaining alternative minimum tax credit will result in a tax refund of approximately $5.1 million receivable at September 30, 2020.

In the third quarter of 2020, we also continued to work with our cinema landlords to address our liquidity situation and have negotiated deferrals or abatements with substantially all of these landlords.  While no assurances can be given on future abatements or deferrals, we have found our landlords to be generally understanding of our situation and believe our relationship with our landlords to be good. Even though we are reopening our cinemas, due to postponements or removal from the release schedule of major motion pictures, social distancing requirements, and the resultant reduced attendance levels currently being experienced, we will continue to seek additional rent relief.

To the fullest extent possible, we have scaled back on our capital expenditures.  Further, our stock repurchase program has and will likely continue to take a lower capital allocation priority for the foreseeable future.

In early 2020, our Compensation and Stock Options Committee determined to pay out no cash bonuses, with respect to 2019, to any Reading senior executives, including our CEO. As of today, no non-employee director RSUs or stock options have been issued in 2020.

Derivative Litigation Update

On October 1, 2020, the Nevada Supreme Court ordered the Trial Court to dismiss the putative Derivative Lawsuit being prosecuted by James J. Cotter, Jr., concluding that Mr. Cotter, Jr. was not an adequate representative of our Company’s stockholders. In arriving at this conclusion, the Nevada Supreme Court noted, among other things, that “because one of the main remedies Cotter Jr. is seeking is his reinstatement as CEO, his interests are divergent from the shareholders’ interests” and that “Cotter Jr.’s action appears to be vindictively sought in response to his termination as CEO. . .” Our Company is now pursuing collection of the approximately $0.8 million in costs from Mr. Cotter, Jr. approved by the Nevada Supreme Court, which is covered by a bond posted by Mr. Cotter, Jr., in connection with his appeal.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on November 11, 2020, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on November 10, 2020 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, City Cinemas, and the State Cinema; live theatres operated by Liberty Theaters in the United States; and signature property developments, including Newmarket Village, Auburn Redyard, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to the expected timing of the reopening of our cinemas and theatres and the completion and opening of the 44 Union Square project in New York City, including an issuance of a core and shell permanent certificate of occupancy thereof; our belief regarding the attractiveness of the 44 Union Square project to potential tenants; our expectations regarding the commencement of rental income on our office building; our expectations regarding the resiliency of the industrial property sector in New Zealand; our expectations regarding our stock repurchase program; our expectations regarding credit facility covenant compliance and our ability to continue to obtain necessary covenant waivers; and our expectations of our liquidity and capital requirements and the allocation of funds. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Refer to Item 1A - Risk Factors – of our Annual Report on Form 10-K for the year ended December 31, 2019, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue
Cinema	$7,339	$66,663	$54,866	$196,885
Real estate	2,852	3,723	7,975	11,001
Total revenue	10,191	70,386	62,841	207,886
Costs and expenses
Cinema	(15,817)	(53,709)	(71,769)	(158,273)
Real estate	(1,909)	(2,225)	(6,258)	(7,108)
Depreciation and amortization	(5,612)	(5,704)	(16,149)	(16,870)
General and administrative	(4,228)	(5,908)	(15,275)	(18,426)
Total costs and expenses	(27,566)	(67,546)	(109,451)	(200,677)
Operating income (loss)	(17,375)	2,840	(46,610)	7,209
Interest expense, net	(2,379)	(1,871)	(6,176)	(5,924)
Gain (loss) on sale of assets	(1)	(1)	(1)	(1)
Other income (expense)	10	141	(186)	190
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(19,745)	1,109	(52,973)	1,474
Equity earnings of unconsolidated joint ventures	(97)	220	(292)	581
Income (loss) before income taxes	(19,842)	1,329	(53,265)	2,055
Income tax benefit (expense)	490	(528)	5,070	(1,101)
Net income (loss)	$(19,352)	$801	$(48,195)	$954
Less: net income (loss) attributable to noncontrolling interests	(124)	(50)	(389)	(103)
Net income (loss) attributable to Reading International, Inc. common shareholders	$(19,228)	$851	$(47,806)	$1,057
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$(0.88)	$0.04	$(2.20)	$0.05
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$(0.88)	$0.04	$(2.20)	$0.05
Weighted average number of shares outstanding–basic	21,748,531	22,546,827	21,749,146	22,791,530
Weighted average number of shares outstanding–diluted	22,098,757	22,688,230	22,099,372	22,952,838

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	September 30,	December 31,
	2020	2019
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$27,775	$12,135
Receivables	3,300	7,085
Inventory	1,020	1,674
Prepaid and other current assets	10,052	6,105
Total current assets	42,147	26,999
Operating property, net	340,167	258,138
Operating lease right-of-use assets	213,177	229,879
Investment and development property, net	29,839	114,024
Investment in unconsolidated joint ventures	4,807	5,069
Goodwill	26,599	26,448
Intangible assets, net	4,344	4,320
Deferred tax asset, net	5,131	3,444
Other assets	7,226	6,668
Total assets	$673,437	$674,989
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$31,241	$29,436
Film rent payable	1,853	8,716
Debt - current portion	40,890	36,736
Subordinated debt - current portion	644	644
Derivative financial instruments - current portion	217	109
Taxes payable - current	2,087	140
Deferred revenue	9,182	11,324
Operating lease liabilities - current portion	21,411	20,379
Other current liabilities	9,470	3,653
Total current liabilities	116,995	111,137
Debt - long-term portion	201,399	140,602
Derivative financial instruments - non-current portion	266	233
Subordinated debt, net	28,690	29,030
Noncurrent tax liabilities	12,882	12,353
Operating lease liabilities - non-current portion	206,415	223,164
Other liabilities	16,583	18,854
Total liabilities	583,230	535,373
Commitments and contingencies (Note 14)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
33,004,717 issued and 20,068,607 outstanding at September 30, 2020 and 32,963,489 issued and 20,102,535 outstanding at December 31, 2019	231	231
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at September 30, 2020 and December 31, 2019	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2020 and December 31, 2019	—	—
Additional paid-in capital	149,620	148,602
Retained earnings/(deficits)	(27,159)	20,647
Treasury shares	(40,407)	(39,737)
Accumulated other comprehensive income	4,004	5,589
Total Reading International, Inc. stockholders’ equity	86,306	135,349
Noncontrolling interests	3,901	4,267
Total stockholders’ equity	90,207	139,616
Total liabilities and stockholders’ equity	$673,437	$674,989

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in thousands)	2020	2019	(Unfavorable)	2020	2019	(Unfavorable)
Segment revenue
Cinema
United States	$807	$36,680	(98)%	$24,582	$109,527	(78)%
Australia	4,854	24,279	(80)%	24,942	71,318	(65)%
New Zealand	1,678	5,704	(71)%	5,342	16,040	(67)%
Total	$7,339	$66,663	(89)%	$54,866	$196,885	(72)%
Real estate
United States	$231	$1,006	(77)%	$1,165	$2,873	(59)%
Australia	2,562	3,905	(34)%	8,050	11,873	(32)%
New Zealand	230	620	(63)%	713	1,779	(60)%
Total	$3,023	$5,531	(45)%	$9,928	$16,525	(40)%
Inter-segment elimination	(171)	(1,808)	91%	(1,953)	(5,524)	65%
Total segment revenue	$10,191	$70,386	(86)%	$62,841	$207,886	(70)%
Segment operating income
Cinema
United States	$(12,059)	$367	(>100)%	$(28,640)	$2,556	(>100)%
Australia	(1,143)	4,671	(>100)%	(3,552)	12,909	(>100)%
New Zealand	(208)	913	(>100)%	(1,126)	2,250	(>100)%
Total	$(13,410)	$5,951	(>100)%	$(33,318)	$17,715	(>100)%
Real estate
United States	$(872)	$212	(>100)%	$(2,344)	$163	(>100)%
Australia	397	1,405	(72)%	1,902	4,153	(54)%
New Zealand	(369)	(132)	(>100)%	(1,022)	(329)	(>100)%
Total	$(844)	$1,485	(>100)%	$(1,464)	$3,987	(>100)%
Total segment operating income (loss) (1)	$(14,254)	$7,436	(>100)%	$(34,782)	$21,702	(>100)%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to net income (loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2020	2019	2020	2019
Net Income (loss)	$(19,228)	$851	$(47,806)	$1,057
Add: Interest expense, net	2,379	1,871	6,176	5,924
Add: Income tax expense (benefit)	(490)	528	(5,070)	1,101
Add: Depreciation and amortization	5,612	5,704	16,149	16,870
EBITDA	$(11,727)	$8,954	$(30,551)	$24,952
Adjustments for:
Legal expenses relating to the Derivative litigation, the James J. Cotter Jr. employment arbitration and other Cotter litigation matters	158	184	236	782
Adjusted EBITDA	$(11,569)	$9,138	$(30,315)	$25,734

Non-GAAP Financial Measures

This earnings release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.